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Microsoft and Caterpillar collaboration on testing and validation

World-Class Sustainable Data Centers

Powered by Cat® Gen Sets

C175-20

C18

Microsoft's Datacenter Region in Sweden
Gävle
Sandviken
Staffanstorp

Standby power solution uses multiple Cat C175-20 generator sets for critical operations and Cat C18 generator sets to support administrative functions.

- Complete standby power that can use renewable liquid fuels
- Supports Microsoft carbon reduction goals
- Includes Service Agreement
- Enabling increased renewable content and lowering carbon emissions

"We're demonstrating our commitment to a reduced-carbon future through continued investment in new products, technologies and services that help customers achieve their climate-related objectives as they build a better, more sustainable world."

– Jim Umpleby, Chairman & CEO

Visit Caterpillar.com/Sustainability

CATERPILLAR®

For Worldwide Release: June 1, 2021

Release Number: EEPR0921

Caterpillar Collaborates with Microsoft to Provide Standby Power to its Swedish Data Centers

Caterpillar to support Microsoft’s carbon-negative goals with standby power running on renewable liquid fuel

DEERFIELD, IL – Caterpillar Inc. today announced that Microsoft will use Cat® C175-20 and C18 generator sets to provide complete standby power solutions in the first phase of data centers under construction in Sweden. All the generator sets can be powered by Preem Evolution Diesel Plus, a renewable liquid fuel. The facilities will be among Microsoft’s most advanced and sustainable data centers, featuring energy-saving designs, power from 100% renewable energy sources, and ambitions for zero-waste operations.

Installed and commissioned by the local Cat dealer, the Cat generator sets will align with Microsoft’s sustainability goals by enabling operation on a co-processed synthetic diesel fuel that contains more than 50% renewable raw materials. Manufactured at the Preem refinery in Gothenburg, Sweden, it is the first eco-labelled liquid fuel in the world. Cat engines have allowed the use of various hydrotreated vegetable oil (HVO) fuel products for more than a decade. Preem’s Evolution Diesel Plus was evaluated and tested by Caterpillar and Microsoft at a data center in Dublin, Ireland.

“Microsoft is a valued Caterpillar customer, and we are delighted to collaborate with them and support their goals for carbon reduction.” said Bart Myers, general manager, Caterpillar Large Electric Power. “This project has presented us with an ideal opportunity to demonstrate the flexibility and versatility of the products in our electric power portfolio and our expertise in sustainable power generation.”

Caterpillar supports sustainability with a broad portfolio of advanced power offerings:

•	Caterpillar’s hybrid energy solutions technology suite includes photovoltaic (PV) solar modules, bi-directional power (BDP) inverters, energy storage system (ESS) modules, advanced microgrid controllers and full digital monitoring.

•	Cat cogeneration combined heat and power (CHP) systems simultaneously provide power for electrical loads as well as high-efficiency heating and cooling.

•	Cat generator sets can be configured to operate on numerous biogas fuels, including coal mine methane, landfill gas and wastewater biogas.

Myers added, “More and more of our customers seek to lessen their impacts on the environment while pursuing economic goals. Caterpillar has supported the use of hybrid and renewable fuels in our power solutions for many years as part of our own strategic investment in sustainability.”

The standby power solution at each of the data centers at Gävle, Sandviken and Staffanstorp consists of multiple Cat C175-20 generator sets for critical operations and Cat C18 generator sets that support administrative functions. Additionally, all the generator sets will be equipped with sound-attenuating enclosures that deliver optimal performance in ambient temperatures that can range from minus 30 degrees to more than 40 degrees Celsius (minus 22 to more than 104 degrees Fahrenheit). Packaged at Caterpillar’s manufacturing facility at Larne, Northern Ireland, the installations provide complete, vertically integrated solutions backed by a full Caterpillar warranty.

“We have worked extensively to ensure that our new data centers in Sweden will be among our most sustainably designed and operated in the world,” said Noelle Walsh, corporate vice president, Cloud Operations and Innovation at Microsoft. “Caterpillar and the Cat dealer network have developed innovative power solutions that support Microsoft and our unwavering commitment to carbon reductions. Cat generator sets at Microsoft data centers help us keep availability promises to our customers even when grid power fails, providing continuous energy and uninterrupted cloud services.”

Cat power solutions help data centers meet uptime commitments at thousands of facilities around the world. Caterpillar offers efficient diesel and gas generator sets with high power densities integrated with automatic transfer switches (ATS) and switchgear specifically customized for continuous, standby, and temporary power applications at data centers. The company offers worldwide product support, with parts and service available globally through the Cat authorized service and dealer network.

For more information, visit www.cat.com/powergeneration or e-mail Electric_Power@cat.com.

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About Caterpillar

Since 1925, Caterpillar Inc. has been helping our customers build a better world – making sustainable progress possible and driving positive change on every continent. With 2020 sales and revenues of $41.7 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. Services offered throughout the product life cycle, cutting-edge technology and decades of product expertise set Caterpillar apart, providing exceptional value to help our customers succeed. The company principally operates through three primary segments - Construction Industries, Resource Industries and Energy & Transportation - and provides financing and related services through its Financial Products segment. For more information, visit caterpillar.com. To connect on social media, visit caterpillar.com/social-media.

CAT, CATERPILLAR, LET’S DO THE WORK, their respective logos, “Caterpillar Corporate Yellow,” the “Power Edge” and Cat “Modern Hex” trade dress, as well as corporate and product identity used herein, are trademarks of Caterpillar and may not be used without permission.

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Press Inquiries:	Bob Chase Gelia Tel: +1 716-629-3230 bchase@gelia.com	Anne O’Boyle Caterpillar Inc. Tel: +028 9049 5269 OBoyle_Anne@cat.com
Reader Requests:	Caterpillar Inc. Large Electric Power business P.O. Box 0610 Mossville, IL 61552-0610

Buried Treasure: Lake’s Dangerous Methane Becomes Sustainable Energy Resource
MWM helps transform greenhouse gases into eco-friendly electricity in Rwanda

May 10, 2021

What’s colorless, odorless and 21 times more of a global warming threat than carbon dioxide, according to the United Nations Framework Convention on Climate Change? Methane — and scientists have discovered massive quantities of it dissolved at the bottom of Rwanda’s Lake Kivu, at risk of bubbling to the surface and triggering a dangerous gas eruption.

But with the help of MWM, a Caterpillar company, this environmental hazard will be transformed into an eco-friendly treasure, serving as a sustainable energy resource that could supply this East African nation of more than 13 million people with electricity for up to 50 years.

The lake’s hidden dangers

Known as one of Africa’s “Great Lakes,” Lake Kivu sits on the border of Rwanda and the Democratic Republic of the Congo. It’s both large, at 1,040 square miles (2,700 square kilometers), and deep — 1,558 feet (475 meters) at one point. And at the bottom sits an estimated 72 cubic miles (300 cubic kilometers) of carbon dioxide and 14 cubic miles (60 cubic kilometers) of methane.

How did it get there? Two active volcanoes on the lake’s northern border generate the carbon dioxide. Organic matter produced on the lake’s surface makes some of the methane, but most comes from the natural conversion of carbon dioxide into methane.

If the dissolved methane gas rises to the surface uncontrolled, there’s potential for human and environmental devastation. Gas explosions at other lakes have killed thousands of people.

Fuel-flexible engines to the rescue

Seeking to extract the methane from Lake Kivu safely, a public-private partnership between Shema Power Lake Kivu Limited and the Rwandan government is constructing a 76-megawatt power plant near the city of Gisenyi.

That’s where MWM comes into play. The Caterpillar company has delivered 19 gas generator sets for the project — powerful, efficient engines known for their fuel flexibility, meaning they can operate on special gases with unique compositions.

Here’s how it works: The methane gas-water mixture that rests deep down in Lake Kivu is transported to the surface through pipes, cleaned in scrubbing towers to upgrade the gas to enable us to extract more electrical energy, then fed into the MWM TCG 2032B V16 generator sets to produce electricity.

When the power plant goes live in early 2022, it will supply the local region with power — and in time, it’s expected to play a key role in supplying significant amounts of electricity to support Rwanda’s energy needs.

“Our engines are making a significant contribution to the reduction of climate-changing methane gases while at the same time producing clean energy and supporting Rwanda’s economic growth,” says Tim Scott, director of MWM. “This is a great representation of the important sustainability projects we are proud to help make possible.”

For more on Caterpillar’s greenhouse gas emissions reduction efforts, take a look at our Sustainability Report at www.caterpillar.com/sustainability.